NAME OF REGISTRANT
Templeton Global Investment Trust
File No. 811-08226

EXHIBIT ITEM No. 77D (a): Policies with respect to securities investments

For the Templeton Income Fund:

The Fund may invest a portion of its assets in bank loans, corporate loans and loan participations. Loan participations represent fractional interests in a company's indebtedness and are generally made available by banks or other institutional investors.

Loan risk. Bank loans, corporate loans, loan participations and assignments involve credit risk, interest rate risk, liquidity risk, and the risks of being a lender. Indebtedness of companies whose creditworthiness is poor involves substantially greater risks, and may be highly speculative. Some companies may never pay off their indebtedness, or may pay only a small fraction of the amount owed and may pay only after a delay, which may be substantial. Consequently, when investing in indebtedness of companies with poor credit, the Fund bears a substantial risk of losing the entire amount invested. If the Fund purchases a loan, it may only be able to enforce its rights through the lender, and may assume the credit risk of both the lender and the borrower.

Corporate loans in which the Fund may invest may be unrated and generally will not be registered with the SEC or listed on a securities exchange. In addition, the amount of public information available with respect to corporate loans generally will be less extensive than that available for more widely rated, registered and exchange-listed securities. As a result, corporate loans generally are more difficult to value than more widely rated, registered and exchange-listed securities.

Corporate loans, loan assignments and loan participations and corporate debt securities The Fund may invest in income-producing floating interest rate corporate loans made to, and corporate debt securities issued by, U.S. and non- U.S. corporations, companies and other business organizations and their U.S. and non- U.S. subsidiaries, each of which is referred to as a borrower.

Corporate loans typically are structured and negotiated by a group of financial institutions, including in some cases, the Fund, each of which is referred to as a lender, that provide the monies loaned to the borrowers. In return, the borrower pays interest and principal to the lenders. Such corporate loans typically pay interest rates that are re- determined periodically on the basis of a floating base lending rate such as the London Interbank Offered Rate (LIBOR) plus a premium. The Fund may acquire corporate loans directly at the time of closing or by buying an assignment of all or a portion of the corporate loan from a lender. The Fund may also acquire indirect ownership of the corporate loan by buying a loan participation from a lender. Corporate loans may include term loans and, to the extent permissible for the Fund, revolving credit facilities, prefunded L/C term loans, delayed draw term loans and receivables purchase facilities.

Loans negotiated by the agent bank. Each type of corporate loan in which the Fund may invest typically is structured by a group of lenders. This means that the lenders participate in the negotiations with the corporate borrower and in the drafting of the terms of the corporate loan. The group of lenders often consists of commercial banks, thrift institutions, insurance companies, finance companies, other financial institutions, or in some cases investment companies such as the Fund. Under normal circumstances, the Fund will not act as the sole negotiator or sole originator for a corporate loan. One or more of the lenders usually administers the corporate loan on behalf of all the lenders; this lender is referred to as the agent bank.

Three ways to invest in corporate loans. The Fund may invest in corporate loans in one of three ways. The Fund may: (i) make a direct investment in a corporate loan by participating as one of the initial lenders; (ii) purchase a participation interest in a corporate loan; or (iii) purchase an assignment of a corporate loan. Participation interests are interests issued by a lender or other financial institution, which usually represent a fractional interest in a corporate loan. The Fund may acquire participation interests from a lender or other holders of participation interests. An assignment represents all or a portion of a corporate loan previously owned by a different lender. Unlike a participation interest, the Fund will generally become a lender for the purposes of the relevant corporate loan agreement by purchasing an assignment.

1. Direct investments in corporate loans. It can be advantageous to the Fund to make a direct investment in a corporate loan as one of the lenders. When a new issue is purchased, such an investment is typically made at a discount. This means that the Fund receives a return at the full interest rate for the corporate loan. However, secondary purchases of loans may be made at par, at a premium from par or at a discount from par. Consequently, the Fund's return on such an investment may be lower than it would have been if the Fund had made a direct investment in the underlying corporate loan. At certain times when reduced opportunities for direct investment in corporate loans may exist, the Fund may be able to invest in corporate loans only through participation interests or assignments.

2. Assignments of corporate loans. If the Fund purchases an assignment of a corporate loan from a lender, the Fund will step into the shoes of the original lender and will have direct contractual rights against the corporate borrower in favor of the lenders. An assignment from a lender gives the Fund the right to receive payments directly from the corporate borrower and to enforce its rights as a lender directly against the corporate borrower.

3. Participation interests in corporate loans. In contrast to an assignment, if the Fund purchases a participation interest either from a lender or a participant, the Fund typically will have established a direct contractual relationship with the seller of the participation interest, but not with the corporate borrower. Consequently, the Fund is subject to the credit risk of the lender or participant who sold the participation interest to the Fund, in addition to the usual credit risk of the corporate borrower. Therefore, when the Fund considers an investment in corporate loans through the purchase of participation interests, its manager will take into account the creditworthiness of the agent bank and any lenders and participants interposed between the Fund and the corporate borrower. These parties are referred to as Intermediate Participants. At the time of the Fund's investment, the Intermediate Participant's outstanding debt obligations must be investment grade. That is, it must be rated in one of the four highest rating categories assigned by a nationally recognized statistical rating organization (NRSRO), such as BBB, A- 3 or higher by S&P(R) or Baa, P- 3 or higher by Moody's. If unrated, the manager must determine that the obligations are of comparable quality.

Despite this risk, however, loan participations may enable the Fund to acquire an interest in a corporate loan from a borrower, which it could not do directly. While loan participations generally trade at a discount, the Fund may buy participations trading at a premium. Under normal circumstances, loan participations that sell at a discount indicate the borrower may have credit problems or other issues associated with the credit risk of the loan. To the extent the credit problems are resolved, loan participations may appreciate in value.

In the event the corporate borrower fails to pay principal and interest when due, the Fund may have to assert rights against the borrower through an Intermediate Participant. This may subject the Fund to delays, expenses and risks that are greater than those that would be involved if the Fund could enforce its rights directly against the corporate borrower. Also, in the event of the insolvency of the lender or Intermediate Participant who sold the participation interest to the Fund, the Fund may not have any exclusive or senior claim with respect to the lender's interest in the corporate loan, or in the collateral securing the corporate loan. Consequently, the Fund might not benefit directly from the collateral supporting the underlying corporate loan. The risk that the Intermediate Participant may become insolvent means that payments of principal and/or interest may be held up or not paid by such participant or such participant may not have the resources to assert its and the Fund's rights against the corporate borrower. Similar risks may arise with respect to the agent bank, as described below.

Obligations to make future advances. For revolving credit facility corporate loans ("revolvers") and some types of delayed draw loans, lenders, including the Fund, and Intermediate Participants may have an obligation to make future advances to the corporate borrower at the demand of the borrower and may have certain other continuing obligations pursuant to the terms of these types of corporate loans. Receivables purchase facilities may be structured as revolvers that are secured by the borrower's receivables.

For these loans, the Fund or its custodian will segregate on the books of the Fund an amount of cash or other liquid assets equivalent in value to meet such future obligations. Because the Fund segregates such assets on its or its custodian's books for such contingent obligations, the manager believes that such obligations do not constitute senior securities of the Fund as interpreted by the SEC under the 1940 Act.

Delayed draw term loans. Delayed draw term loans have characteristics of both revolvers and term loans, in that, before they are drawn upon by the borrower, they are similar to a revolver; however when they are drawn upon, they become fully and permanently drawn and are in essence term loans. These delayed draw term loans may be drawn upon by the borrower for the given commitment period for various purposes, including making acquisitions. The borrower pays a fee during the commitment period. Upon funding, when a loan is drawn upon, the loan becomes permanently funded, repaid principal amounts may not be reborrowed and interest accrues on the amount outstanding.

Prefunded L/C term loans. A prefunded L/C term loan (prefunded L/C loan) is a facility created by the borrower in conjunction with the agent bank as issuers of the loan. The prefunded L/C loan is backed by letters of credit (each letter, an "L/C"). Each lender such as the Fund, in a prefunded L/C loan (sometimes referred to as a funded letter of credit facility) fully funds its commitment amount to the agent bank for the facility. The funds are held by the agent bank solely to satisfy a prefunded L/C loan lender's obligation to the agent bank under the facility. The funds paid by the lenders are invested by the agent bank as deposits that pay interest usually approximating a benchmark rate, such as LIBOR, which is paid to the borrower. Generally, the borrower, via the agent bank, pays the lenders an interest rate, equivalent to the fully drawn spread plus the benchmark rate, usually LIBOR. The funds will be returned to the Fund as a lender upon termination of the prefunded L/C loan (and upon satisfaction of all obligations). Under the terms of the prefunded L/C loan agreement, a lender, such as the Fund, may sell and assign all or a portion of its interest in the loan to another lender so long as the other lender is eligible and agrees to the terms and conditions of the prefunded L/C loan agreement.

Whenever the borrower needs funds, it draws against the prefunded L/C loan and the agent bank makes payment to the borrower by withdrawing some of the amount invested as deposits. Consequently, the lenders do not have to advance any additional funds at the time the borrower draws against the prefunded
L/C loan.

Risks of investments in corporate loans Creditworthiness. Lending to companies with poor creditworthiness involves substantially greater risks to the Fund, and may be highly speculative. Some companies may never pay off their loans, or may pay only a small fraction of the amount owed. Consequently, when lending to companies with poor credit, the Fund bears a substantial risk of losing the entire amount invested. In addition, loans may be issued in leveraged or highly leveraged transactions. This means that the borrower is assuming large amounts of debt in order to have large amounts of financial resources to attempt to achieve its business objectives; there is no guarantee, however, that the borrower will achieve its business objectives. Loans issued in leveraged or highly leveraged transactions are subject to greater credit risks than other loans, including an increased possibility that the borrower might default or go into bankruptcy and the Fund might have more difficulty selling such investments because they may be less liquid. The value of such loans may also be more volatile.

Nonpayment of interest and/or principal. Corporate loans are subject to the risk of nonpayment of scheduled interest or principal. Such nonpayment would result in a reduction of income to the Fund, a likely reduction in the value of the investment and a potential decrease in the net asset value of the Fund.

Insufficient collateral. The terms of each senior secured corporate loan and corporate debt security require that the collateral securing the obligation has a fair market value at least equal to 100% of the amount of such corporate loan at the time of the loan. The manager generally will determine the value of the collateral by customary valuation techniques that it considers appropriate. The collateral may consist of various types of assets or interests including tangible or intangible assets, working capital assets, such as accounts receivable or inventory, or tangible fixed assets, such as real property, buildings and equipment, tangible or intangible assets, such as trademarks, copyrights and patent rights, or security interests in securities of subsidiaries or affiliates. The collateral may consist of various types of assets or interests including intangible assets. It may include working capital assets, such as accounts receivable or inventory, or tangible fixed assets, such as real property, buildings and equipment. It may include intangible assets, such as trademarks, copyrights and patent rights, or security interests in securities of subsidiaries or affiliates. The borrower's owners may provide additional security. The value of the collateral, however, may decline following investment by the Fund in the corporate loan. Also, collateral may be difficult to sell and there are other risks which may cause the collateral to be insufficient in the event of a default. Consequently, there can be no assurance that the liquidation of any collateral securing a corporate loan would satisfy the borrower's obligation in the event of nonpayment of scheduled interest or principal payments, or that such collateral could be readily liquidated. In the event of bankruptcy of a borrower, the Fund could experience delays or limitations with respect to its ability to realize the benefits of any collateral securing a corporate loan. Collateral securing a corporate loan may lose all or substantially all of its value in the event of bankruptcy of a borrower. Some corporate loans are subject to the risk that a court, pursuant to fraudulent conveyance or other similar laws, could order currently existing or future indebtedness of the corporate borrower to be paid ahead of the corporate loans making repayment of the corporate loans in part or in full less likely, or could take other action detrimental to the holders of the corporate loans including, in certain circumstances, invalidating such corporate loans or causing interest previously paid to be refunded to the borrower. If interest were required to be refunded, it could negatively affect the Fund's performance.

Publicly available information and ratings. Many corporate loans in which the Fund may invest may not be rated by a rating agency, will not be registered with the SEC or any state securities commission and will not be listed on any national securities exchange. The amount of public information available with respect to corporate loans will generally be less than that available for registered or exchange listed securities. In evaluating the creditworthiness of borrowers, the manager may consider, and may rely in part, on analyses performed by others. Borrowers may have outstanding debt obligations that are rated below investment grade by a rating agency. Corporate loans held by the Fund directly or as a participation interest or assignment of the loan may be assigned ratings below investment grade by a rating agency, or may be unrated but judged by the manager to be of comparable quality.

The Fund's investments may be either unrated or rated by one or more rating agencies, such as S&P(R) or Moody's. These organizations rate obligations by grading the company issuing the obligations based upon its financial soundness. When the Fund is considering investing in an obligation that is unrated, the manager will determine its quality.

Liquidity of corporate loans. The manager generally considers corporate loans, loan participations and assignments of corporate loans to be liquid. To the extent such investments are deemed to be liquid by the manager, they will not be subject to the Fund's restrictions on investments in illiquid securities. Prefunded L/C loans, delayed draw loans and receivables purchase facilities are somewhat newer types of loans to borrowers, but generally also permit the lenders, including the Fund, to assign and transfer their interests in such loans to other parties. Generally, a liquid market with institutional buyers exists for such interests. The manager monitors each type of loan and/or loan interest in which the Fund is invested to determine whether it is liquid consistent with the liquidity procedures adopted by the Fund.

However, no active trading market may exist for some corporate loans and some corporate loans may be subject to restrictions on resale. A secondary market in corporate loans may be subject to irregular trading activity, wide bid/ask spreads and extended trade settlement periods, which may impair the ability to realize full value on sale of a corporate loan and thus cause a decline in the Fund's net asset value, which could be material. In addition, the Fund may not be able to readily dispose of its corporate loans at prices that approximate those at which the Fund could sell such loans if they were more widely traded. As a result of such illiquidity, the Fund may have to sell other investments or engage in borrowing transactions if necessary to raise cash to meet its obligations. During periods of limited supply and liquidity of corporate loans, the Fund's yield may be lower.

Risks based on agent banks and/or intermediate participants. The agent bank is a lender that administers the corporate loan. The agent bank typically is responsible for collecting principal, interest and fee payments from the corporate borrower. The agent bank then distributes these payments to all lenders that are parties to the corporate loan. The Fund will not act as an agent bank. The Fund generally will rely on the agent bank or an Intermediate Participant to collect its portion of the payments. The Fund will also rely on the agent bank to take appropriate actions against a corporate borrower that is not making payments as scheduled. Typically, the agent bank is given broad discretion in enforcing the terms of the corporate loan, and is required to use only the same care it would use in the management of its own property. The corporate borrower compensates the agent bank for these services. Such compensation may include special fees paid at the start of corporate loans and other fees paid on a continuing basis.

In the event that a corporate borrower becomes bankrupt or insolvent, the borrower may attempt to assert certain legal defenses as a result of improper conduct by the agent bank or Intermediate Participant.

There is a risk that an agent bank may have financial difficulty. An agent bank could even declare bankruptcy, or have a receiver, conservator, or similar official appointed for it by a regulatory authority. If this happens, assets held by the agent bank under the corporate loan should remain available to holders of corporate loans, including the Fund. However, a regulatory authority or court may determine that assets held by the agent bank for the benefit of the Fund are subject to the claims of the agent bank's general or secured creditors. The Fund might incur costs and delays in realizing payment on a corporate loan or might suffer a loss of principal or interest. Similar risks arise in situations involving Intermediate Participants, as described above.

Covenants. The borrower under a corporate loan generally must comply with various restrictive covenants contained in any corporate loan agreement between the borrower and the lending syndicate or in any trust indenture or comparable document in connection with a corporate debt security. A restrictive covenant is a promise by the borrower to take certain actions that protect, or not to take certain action that may impair, the rights of lenders. These covenants, in addition to requiring the scheduled payment of interest and principal, may include restrictions on dividend payments and other distributions to shareholders, provisions requiring the borrower to maintain specific financial ratios or relationships regarding, and/or limits on, total debt. In addition, a covenant may require the borrower to prepay the corporate loan or corporate debt security with any excess cash flow. Excess cash flow generally includes net cash flow after scheduled debt service payments and permitted capital expenditures, among other things, as well as the proceeds from asset dispositions or sales of securities. A breach of a covenant (after giving effect to any cure period) in a corporate loan agreement which is not waived by the agent bank and the lending syndicate normally is an event of acceleration. This means that the agent bank has the right to demand immediate repayment in full of the outstanding corporate loan. Acceleration may also occur in the case of the breach of a covenant in a corporate debt security document.

Some of the loans available in the market are known as "covenant lite." These loans contain fewer or no maintenance covenants. A covenant lite loan does not include the legal clauses which allow a lender to control and track the performance of a company and declare a default if certain criteria are breached. The Fund may experience delays in enforcing its rights on its holdings of covenant lite loans.


The "Goals, Strategies and Risks - Glossary of Investments, Techniques, Strategies and their Risks - Derivative instruments" section is revised by adding the following:

Options on swap agreements ("swaptions"). Generally, the Fund may purchase and write (sell) both put and call options on swap agreements, commonly known as swaptions, although currently the Fund only intends to purchase options on interest rate swaps. The Fund may buy options on interest rate swaps to help hedge the Fund's risk of potentially rising interest rates.
A swaption is an OTC option (see the discussion above on OTC options) that gives the buyer of the option the right, but not the obligation, to enter into a previously negotiated swap agreement, or to extend, terminate, or otherwise modify the terms of an existing swap agreement, in exchange for the payment of a premium to the writer (seller) of the option. The writer (seller) of a swaption receives premium payments from the buyer and, in exchange, becomes obligated to enter into or modify an underlying swap agreement upon the exercise of the option by the buyer. The Fund generally assumes a greater risk when it writes (sells) a swaption than when it purchases a swaption. When the Fund purchases a swaption, it risks losing the amount of premium it has paid, should it elect not to exercise the option, plus any related transaction costs. When the Fund writes (sells) a swaption, however, the Fund is bound by the terms of the underlying swap agreement upon exercise of the option by the buyer, which may result in losses to the Fund in excess of the premium it received. Swaptions also involve other risks associated with both OTC options and swap agreements, such as counterparty risk (the risk that the counterparty defaults on its obligation), market risk, credit risk, and interest rate risk. With respect to the Fund's purchase of options on interest rate swaps, depending on the movement of interest rates between the time of purchase and expiration of the swaption, the value of the underlying interest rate swap and therefore the value of the swaption will change.